--------------------------
                                                             OMB APPROVAL
                                                      --------------------------
                                                      OMB Number:      3235-0145
                                                      Expires: December 31, 2005
                                                      Estimated  average  burden
                                                      hours per response......11
                                                      --------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                           (Amendment No. _________)*

                     Tremisis Energy Acquisition Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.0001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    894727106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 Mark C. Wehrly
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                November 21, 2005
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 13d-1(f) or 240.13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 39 Pages
                         Exhibit Index Found on Page 38

                                       13D
===================
CUSIP No. 894727106
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 591,070 Shares, which is 7.7% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    101,400
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     101,400
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            101,400
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            1.3%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                               Page 2 of 39 Pages

                                       13D
===================
CUSIP No. 894727106
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 591,070 Shares, which is 7.7% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    79,600
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     79,600
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            79,600
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            1.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                               Page 3 of 39 Pages

                                       13D
===================
CUSIP No. 894727106
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 591,070 Shares, which is 7.7% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    19,900
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     19,900
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            19,900
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.3%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                               Page 4 of 39 Pages

                                       13D
===================
CUSIP No. 894727106
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners III, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 591,070 Shares, which is 7.7% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    24,300
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     24,300
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            24,300
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.3%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                               Page 5 of 39 Pages

                                       13D
====================
CUSIP No. 894727106
====================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Tinicum Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 591,070 Shares, which is 7.7% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            New York
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    3,800
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     3,800
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            3,800
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                               Page 6 of 39 Pages

                                       13D
===================
CUSIP No. 894727106
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Offshore Investors II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 591,070 Shares, which is 7.7% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Cayman Islands
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    169,600
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     169,600
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            169,600
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            2.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                               Page 7 of 39 Pages

                                       13D
====================
CUSIP No. 894727106
====================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Management, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 591,070 Shares, which is 7.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    192,470
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     192,470
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            192,470
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            2.5%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IA, OO
------------====================================================================


                               Page 8 of 39 Pages

                                       13D
===================
CUSIP No. 894727106
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Partners, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 591,070 Shares, which is 7.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    398,600
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     398,600
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            398,600
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            5.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================


                               Page 9 of 39 Pages

                                       13D
===================
CUSIP No. 894727106
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Chun R. Ding
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 591,070 Shares, which is 7.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    591,070
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     591,070
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            591,070
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            7.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 10 of 39 Pages

                                       13D
===================
CUSIP No. 894727106
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Duhamel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 591,070 Shares, which is 7.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    591,070
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     591,070
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            591,070
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            7.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 11 of 39 Pages

                                       13D
===================
CUSIP No. 894727106
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Charles E. Ellwein
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 591,070 Shares, which is 7.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    591,070
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     591,070
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            591,070
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            7.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 12 of 39 Pages

                                       13D
===================
CUSIP No. 894727106
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Richard B. Fried
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 591,070 Shares, which is 7.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    591,070
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     591,070
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            591,070
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            7.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 13 of 39 Pages

                                       13D
===================
CUSIP No. 894727106
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Monica R. Landry
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 591,070 Shares, which is 7.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    591,070
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     591,070
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            591,070
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            7.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 14 of 39 Pages

                                       13D
===================
CUSIP No. 894727106
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Mellin
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 591,070 Shares, which is 7.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    591,070
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     591,070
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            591,070
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            7.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 15 of 39 Pages

                                       13D
===================
CUSIP No. 894727106
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Stephen L. Millham
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 591,070 Shares, which is 7.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    591,070
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     591,070
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            591,070
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            7.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 16 of 39 Pages

                                       13D
===================
CUSIP No. 894727106
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Rajiv A. Patel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 591,070 Shares, which is 7.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    591,070
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     591,070
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            591,070
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            7.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 17 of 39 Pages

                                       13D
===================
CUSIP No. 894727106
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Derek C. Schrier
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 591,070 Shares, which is 7.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    591,070
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     591,070
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            591,070
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            7.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 18 of 39 Pages

                                       13D
===================
CUSIP No. 894727106
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Thomas F. Steyer
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 591,070 Shares, which is 7.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    591,070
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     591,070
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            591,070
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            7.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 19 of 39 Pages

                                       13D
===================
CUSIP No. 894727106
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Mark C. Wehrly
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 591,070 Shares, which is 7.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    591,070
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     591,070
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            591,070
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            7.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 20 of 39 Pages

Item 1.  Security And Issuer
------   -------------------

         This statement relates to shares of Common Stock, par value $0.0001 per share (the "Shares"), of Tremisis Energy Acquisition Corporation (the "Company"). The Company's principal offices are located at 1775 Broadway, Suite 604, New York, New York 10019.

Item 2.  Identity And Background
-------  -----------------------

         (a) This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

         The Farallon Funds
         ------------------

                  (i) Farallon Capital Partners, L.P., a California limited partnership ("FCP"), with respect to the Shares held by it;

                  (ii) Farallon Capital Institutional Partners, L.P., a California limited partnership ("FCIP"), with respect to the Shares held by it;

                  (iii) Farallon Capital Institutional Partners II, L.P., a California limited partnership ("FCIP II"), with respect to the Shares held by it;

                  (iv)     Farallon Capital Institutional  Partners III, L.P., a
                           Delaware  limited   partnership  ("FCIP  III"),  with
                           respect to the Shares held by it;

                  (v)      Tinicum   Partners,   L.P.,   a  New   York   limited
                           partnership ("Tinicum"), with respect to the Shares held by it; and

                  (vi) Farallon Capital Offshore Investors II, L.P., a Cayman Islands exempted limited partnership ("FCOI II"), with respect to the Shares held by it.

         FCP, FCIP, FCIP II, FCIP III, Tinicum and FCOI II are together referred to herein as the "Farallon Funds."

         The Management Company
         ----------------------

                  (vii) Farallon Capital Management, L.L.C., a Delaware limited liability company (the "Management Company"), with respect to the Shares held by a certain account managed by the Management Company (the "Managed Account").

         The Farallon General Partner
         ----------------------------

                  (viii)   Farallon   Partners,   L.L.C.,   a  Delaware  limited
                           liability  company  which is the


                              Page 21 of 39 Pages
                           general partner of each of the Farallon Funds (the "Farallon General Partner"), with respect to the Shares held by each of the Farallon Funds.

         The Farallon Managing Members
         -----------------------------

                  (ix) The following persons who are managing members of both the Farallon General Partner and the Management Company, with respect to the Shares held by the Farallon Funds and the Managed Account: Chun R. Ding ("Ding"), William F. Duhamel ("Duhamel"), Charles E. Ellwein ("Ellwein"), Richard B. Fried ("Fried"), Monica R. Landry ("Landry"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Rajiv A. Patel ("Patel"), Derek C. Schrier ("Schrier"), Thomas
                           F. Steyer ("Steyer") and Mark C. Wehrly ("Wehrly").

         Ding, Duhamel, Ellwein, Fried, Landry, Mellin, Millham, Patel, Schrier, Steyer and Wehrly are together referred to herein as the "Farallon Individual Reporting Persons."
         (b)      The address of the principal  business and principal office of
(i) the Farallon Funds, the Farallon General Partner and the Management Company is One Maritime Plaza, Suite 1325, San Francisco, California 94111 and (ii) each of the Farallon Individual Reporting Persons is set forth in Annex 1 hereto.
         (c) The principal business of each of the Farallon Funds is that of a private investment fund engaging in the purchase and sale of investments for its own account. The principal business of the Farallon General Partner is to act as the general partner of the Farallon Funds. The principal business of the Management Company is that of a registered investment adviser. The principal business of each of the Farallon Individual Reporting Persons is set forth in Annex 1 hereto.
         (d) None of the Farallon Funds, the Management Company, the Farallon General Partner or any of the Farallon Individual Reporting Persons has, during the last five years, been convicted of a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e) None of the Farallon Funds, the Management Company, the Farallon General Partner or any of the Farallon Individual Reporting Persons has, during the last five years, been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a


                              Page 22 of 39 Pages
result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f) The citizenship of each of the Farallon Funds, the Farallon General Partner and the Management Company is set forth above. Each of the Farallon Individual Reporting Persons is a citizen of the United States.
         The other information required by Item 2 relating to the identity and background of the Reporting Persons is set forth in Annex 1 hereto.

Item 3.  Source And Amount Of Funds And Other Consideration
------   --------------------------------------------------

         The net investment cost (including commissions) for the Shares held by each of the Farallon Funds and the Managed Account is set forth below:


        Entity                Shares Held                 Approximate Net
        ------                -----------                 ----------------
                                                          Investment Cost
                                                          ---------------
        FCP                     101,400                      $557,721
        FCIP                     79,600                      $437,196
        FCIP II                  19,900                      $109,471
        FCIP III                 24,300                      $133,686
        Tinicum                   3,800                       $20,910
        FCOI II                 169,600                      $933,172
        Managed                 192,470                    $1,059,157
         Account

         The consideration for such acquisitions was obtained as follows: (i) with respect to FCIP, FCIP II and FCIP III, from working capital; (ii) with respect to FCP, Tinicum and FCOI II, from working capital, and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by FCP, Tinicum and FCOI II at Goldman, Sachs & Co.; and (iii) with respect to the Managed Account, from the working capital of the Managed Account and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by the Managed Account at Goldman, Sachs & Co. FCP, Tinicum, FCOI II and the Managed Account hold certain securities


                              Page 23 of 39 Pages
in their respective margin accounts at Goldman, Sachs & Co., and the accounts may from time to time have debit balances. It is not possible to determine the amount of borrowings, if any, used to acquire the Shares.

 Item 4. Purpose Of The Transaction
-------- --------------------------

         The purpose of the acquisition of the Shares is for investment, and the acquisitions of the Shares by each of the Farallon Funds and the Managed Account were made in the ordinary course of business and were not made for the purpose of acquiring control of the Company.
         Although no Reporting Person has any specific plan or proposal to acquire or dispose of Shares, consistent with its investment purpose, each Reporting Person at any time and from time to time may acquire additional Shares or dispose of any or all of its Shares depending upon an ongoing evaluation of the investment in the Shares, prevailing market conditions, other investment opportunities, liquidity requirements of the Reporting Person and/or other investment considerations. No Reporting Person has made a determination regarding a maximum or minimum number of Shares which it may hold at any point in time.
         Also, consistent with their investment intent, the Reporting Persons may engage in communications with one or more shareholders of the Company, one or more officers of the Company and/or one or more members of the board of directors of the Company regarding the Company, including but not limited to its operations.
         Except to the extent the foregoing may be deemed a plan or proposal, none of the Reporting Persons has any plans or proposals which relate to, or could result in, any of the matters referred to in paragraphs (a) through (j), inclusive, of the instructions to Item 4 of Schedule 13D. The Reporting Persons may, at any time and from time to time, review or reconsider their position and/or change their purpose and/or formulate plans or proposals with respect thereto.


                              Page 24 of 39 Pages

Item 5.  Interest In Securities Of The Issuer
------   ------------------------------------

         (a)      The Farallon Funds
                  ------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Farallon Fund is incorporated herein by reference for each such Farallon Fund. The percentage amount set forth in Row 13 for all cover pages filed herewith is calculated based upon the 7,700,000 Shares outstanding as of August 15, 2005 as reported by the Company in its Quarterly Report on Form 10-QSB for the period ended June 30, 2005 filed with the Securities and Exchange Commission on November 14, 2005.

                  (c) The trade dates, number of Shares purchased or sold and the price per Shares (including commissions) for all purchases and sales of the Shares by the Farallon Funds in the past 60 days are set forth on Schedules A-F hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

                  (d) The Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Shares held by the Farallon Funds as reported herein. The Farallon Individual Reporting Persons are managing members of the Farallon General Partner.

                  (e)      Not applicable.

         (b)      The Management Company
                  ----------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference.

                  (c) The trade dates, number of Shares purchased or sold and the price per Shares (including commissions) for all purchases and sales of the Shares by the Management Company on behalf of the Managed Account in the past 60 days are set forth on Schedule G hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

                  (d) The Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Shares held by the Managed Account as reported herein. The Farallon Individual Reporting Persons are managing members of the Management Company.

                  (e)      Not applicable.

         (c)      The Farallon General Partner
                  ----------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Farallon General Partner is incorporated herein by reference.


                              Page 25 of 39 Pages

                  (c)      None.

                  (d) The Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Shares held by the Farallon Funds as reported herein. The Farallon Individual Reporting Persons are managing members of the Farallon General Partner.

                  (e)      Not applicable.

         (d)      The Farallon Individual Reporting Persons
                  -----------------------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Farallon Individual Reporting Person is incorporated herein by reference for each such Farallon Individual Reporting Person.

                  (c)      None.

                  (d) The Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Shares held by the Farallon Funds as reported herein. The Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all the Shares held by the Managed Account as reported herein. The Farallon Individual Reporting Persons are managing members of both the Farallon General Partner and the Management Company.

                  (e)      Not applicable.

         The Shares reported hereby for the Farallon Funds are owned directly by the Farallon Funds and those reported by the Management Company on behalf of the Managed Account are owned directly by the Managed Account. The Farallon General Partner, as general partner to the Farallon Funds, may be deemed to be the beneficial owner of all such Shares owned by the Farallon Funds. The Management Company, as investment adviser to the Managed Account, may be deemed to be the beneficial owner of all such Shares owned by the Managed Account. The Farallon Individual Reporting Persons, as managing members of both the Farallon General Partner and the Management Company, may each be deemed to be the beneficial owner of all such Shares owned by the Farallon Funds and the Managed Account. Each of the Management Company, the Farallon General Partner and the Farallon Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

Item 6.  Contracts, Arrangements, Understandings Or
------   ------------------------------------------
         Relationships With Respect To Securities Of The Issuer
         ------------------------------------------------------

         Except as described above, there are no contracts, arrangements, understandings or relationships (legal or otherwise) among the Reporting Persons or between such persons and any other person with respect to any securities of the Company, including but not limited to the transfer


                              Page 26 of 39 Pages
or voting of any securities of the Company, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, divisions of profits or loss, or the giving or withholding of proxies.

Item 7.  Materials To Be Filed As Exhibits
------   ---------------------------------

         There is filed herewith as Exhibit 1 a written agreement relating to the filing of joint acquisition statements as required by Section 240.13d-1(k) under the Securities Exchange Act of 1934, as amended.















                              Page 27 of 39 Pages

                                   SIGNATURES
                                   ----------

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  November 30, 2005


                         /s/ Monica R. Landry
                   ----------------------------------------
                   FARALLON PARTNERS, L.L.C.,
                   On its own behalf and
                   as the General Partner of
                   FARALLON CAPITAL PARTNERS, L.P.,
                   FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P.,
                   and FARALLON CAPITAL OFFSHORE INVESTORS II, L.P. By Monica R. Landry,
                   Managing Member


                         /s/ Monica R. Landry
                   ----------------------------------------
                   FARALLON CAPITAL MANAGEMENT, L.L.C.
                   By Monica R. Landry,
                   Managing Member


                         /s/ Monica R. Landry
                   ----------------------------------------
                   Monica R. Landry, individually and as attorney-in-fact for each of Chun R. Ding, William F. Duhamel,
                   Charles E. Ellwein, Richard B. Fried, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly.

         The Powers of Attorney, each executed by Duhamel, Fried, Mellin, Millham, Steyer and Wehrly authorizing Landry to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 2 to the Schedule 13D filed with the Securities and Exchange Commission on July 16, 2003, by such Reporting Persons with respect to the Common Stock of New World Restaurant Group, Inc., are hereby incorporated by reference. The Powers of Attorney executed by each of Ding and Schrier authorizing Landry to sign and file this
Schedule 13D on his behalf, which was filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2003, by such Reporting Person with respect to the Common Stock of Salix Pharmaceuticals, Ltd., is hereby incorporated by reference. The Powers of Attorney executed by each of Ellwein and Patel authorizing Landry to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 4 to the Schedule 13G filed with the Securities and


                              Page 28 of 39 Pages

Exchange Commission on January 8, 2004 by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference.

















                              Page 29 of 39 Pages

                                                                         ANNEX 1


         Set forth below with respect to the Management Company and the Farallon General Partner is the following information: (a) name; (b) address; (c) principal business; (d) state of organization; and (e) controlling persons. Set forth below with respect to each Farallon Individual Reporting Person is the following information: (a) name; (b) business address; (c) principal occupation; and (d) citizenship.

1.       The Management Company
         ----------------------

         (a)      Farallon Capital Management, L.L.C.
         (b)      One Maritime Plaza, Suite 1325
                  San Francisco, California  94111
         (c)      Serves as investment adviser to various managed accounts
         (d)      Delaware limited liability company
         (e) Managing Members: Thomas F. Steyer, Senior Managing Member; Chun R. Ding, William F. Duhamel, Charles E. Ellwein, Richard
                  B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier and Mark C. Wehrly, Managing Members.

2.       The Farallon General Partner
         ----------------------------

         (a)      Farallon Partners, L.L.C.
         (b)      c/o Farallon Capital Management, L.L.C.
                  One Maritime Plaza, Suite 1325
                  San Francisco, California  94111
         (c)      Serves as general partner to investment partnerships
         (d)      Delaware limited liability company
         (e) Managing Members: Thomas F. Steyer, Senior Managing Member; Chun R. Ding, William F. Duhamel, Charles E. Ellwein, Richard
                  B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier and Mark C. Wehrly, Managing Members.

3.       The Farallon Individual Reporting Persons
         -----------------------------------------

         Each of the Farallon Individual Reporting Persons is a United States citizen whose business address is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111. The principal occupation of Thomas F. Steyer is serving as senior managing member of both the Management Company and the Farallon General Partner. The principal occupation of each other Farallon Individual Reporting Person is serving as a managing member of both the Management Company and the Farallon General Partner. None of the
         Farallon Individual Reporting Persons have any additional information to disclose with respect to Items 2-6 of the Schedule 13D that is not already disclosed in the Schedule 13D.


                              Page 30 of 39 Pages

                                   SCHEDULE A
                                   ----------

                         FARALLON CAPITAL PARTNERS, L.P.
                         -------------------------------

                                  NO. OF SHARES              PRICE
         TRADE DATE                PURCHASED              PER SHARE ($)
        ------------              -----------            --------------
         11/7/2005                  3,300                    5.37
        11/10/2005                    800                    5.42
        11/14/2005                  1,700                    5.42
        11/15/2005                  6,000                    5.43
        11/15/2005                  4,800                    5.44
        11/17/2005                 27,700                    5.52
        11/18/2005                  7,600                    5.52
        11/21/2005                 12,400                    5.52
        11/21/2005                 37,100                    5.51





                              Page 31 of 39 Pages

                                   SCHEDULE B
                                   ----------

                  FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.
                  ---------------------------------------------

                                  NO. OF SHARES              PRICE
         TRADE DATE                PURCHASED              PER SHARE ($)
        ------------              -----------            --------------
         11/7/2005                  5,700                    5.37
        11/10/2005                  1,400                    5.42
        11/14/2005                  2,600                    5.42
        11/15/2005                  4,700                    5.43
        11/15/2005                  3,800                    5.44
        11/17/2005                 23,900                    5.52
        11/18/2005                  6,700                    5.52
        11/21/2005                  7,700                    5.52
        11/21/2005                 23,100                    5.51






                              Page 32 of 39 Pages

                                   SCHEDULE C
                                   ----------

                FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.
                ------------------------------------------------

                                  NO. OF SHARES              PRICE
         TRADE DATE                PURCHASED              PER SHARE ($)
        ------------              -----------            --------------
         11/7/2005                    700                    5.37
        11/10/2005                    200                    5.42
        11/14/2005                    300                    5.42
        11/15/2005                  1,000                    5.43
        11/15/2005                    800                    5.44
        11/17/2005                  5,400                    5.52
        11/18/2005                  1,800                    5.52
        11/21/2005                  2,400                    5.52
        11/21/2005                  7,300                    5.51









                              Page 33 of 39 Pages

                                   SCHEDULE D
                                   ----------

                FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.
                -------------------------------------------------

                                  NO. OF SHARES              PRICE
         TRADE DATE                PURCHASED              PER SHARE ($)
        ------------              -----------            --------------

         11/7/2005                    800                    5.37
        11/10/2005                    200                    5.42
        11/14/2005                    300                    5.42
        11/15/2005                  1,300                    5.43
        11/15/2005                  1,000                    5.44
        11/17/2005                  6,500                    5.52
        11/18/2005                  2,200                    5.52
        11/21/2005                  9,000                    5.51
        11/21/2005                  3,000                    5.52









                              Page 34 of 39 Pages

                                   SCHEDULE E
                                   ----------

                             TINICUM PARTNERS, L.P.
                             ----------------------


                                  NO. OF SHARES              PRICE
         TRADE DATE                PURCHASED              PER SHARE ($)
        ------------              -------------          --------------

         11/7/2005                    100                    5.37
        11/14/2005                    100                    5.42
        11/15/2005                    200                    5.43
        11/15/2005                    100                    5.44
        11/17/2005                    800                    5.52
        11/18/2005                    200                    5.52
        11/21/2005                  1,700                    5.51
        11/21/2005                    600                    5.52




                              Page 35 of 39 Pages

                                   SCHEDULE F
                                   ----------

                  FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.
                  --------------------------------------------

                                  NO. OF SHARES              PRICE
         TRADE DATE                PURCHASED              PER SHARE ($)
        ------------              -------------          --------------

         11/7/2005                  4,800                    5.37
        11/10/2005                  1,200                    5.42
        11/14/2005                  2,400                    5.42
        11/15/2005                  8,500                    5.43
        11/15/2005                  6,800                    5.44
        11/17/2005                 41,200                    5.52
        11/18/2005                 12,400                    5.52
        11/21/2005                 69,200                    5.51
        11/21/2005                 23,100                    5.52










                              Page 36 of 39 Pages

                                   SCHEDULE G
                                   ----------

                       FARALLON CAPITAL MANAGEMENT, L.L.C.
                       -----------------------------------


                                  NO. OF SHARES              PRICE
         TRADE DATE                PURCHASED              PER SHARE ($)
        ------------              -------------          --------------

         11/7/2005                  4,600                    5.37
        11/10/2005                  1,200                    5.42
        11/14/2005                  2,600                    5.42
        11/15/2005                  9,800                    5.43
        11/15/2005                  7,700                    5.44
        11/17/2005                 48,570                    5.52
        11/18/2005                 14,600                    5.52
        11/21/2005                 25,800                    5.52
        11/21/2005                 77,600                    5.51







                              Page 37 of 39 Pages

                                  EXHIBIT INDEX


EXHIBIT 1                        Joint Acquisition Statement Pursuant to Section
                                 240.13d-1(k)

















                              Page 38 of 39 Pages

                                                                       EXHIBIT 1
                                                                              to
                                                                    SCHEDULE 13D


                           JOINT ACQUISITION STATEMENT
                        PURSUANT TO SECTION 240.13d-1(k)
                        --------------------------------

         The undersigned  acknowledge and agree that the foregoing  statement on
Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  November 30, 2005


                         /s/ Monica R. Landry
                    ----------------------------------------
                    FARALLON PARTNERS, L.L.C.,
                    On its own behalf and
                    as the General Partner of
                    FARALLON CAPITAL PARTNERS, L.P.,
                    FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P.,
                    and FARALLON CAPITAL OFFSHORE INVESTORS II, L.P. By Monica R. Landry,
                    Managing Member


                         /s/ Monica R. Landry
                    ----------------------------------------
                    FARALLON CAPITAL MANAGEMENT, L.L.C.
                    By Monica R. Landry,
                    Managing Member


                         /s/ Monica R. Landry
                    ----------------------------------------
                    Monica R. Landry, individually and as attorney-in-fact for each of Chun R. Ding, William F. Duhamel,
                    Charles E. Ellwein, Richard B. Fried, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly.



                              Page 39 of 39 Pages